UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2022

KKR Real Estate Finance Trust Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38082	47-2009094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards, Suite 7500, New York, New York 10001
(Address of Principal Executive Offices) (Zip Code)

(212) 750-8300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KREF	New York Stock Exchange
6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	KREF.PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On March 31, 2022, KREF Holdings X LLC (the “Borrower”), a wholly-owned subsidiary of KKR Real Estate Finance Trust Inc. (the “Company”), entered into Lender Joinder Agreement No. 7, and on April 4, 2022 the Borrower entered into Lender Joinder Agreement No. 8, in each case, amending its existing revolving credit agreement, dated December 20, 2018 (as amended, the “Amended Credit Agreement”), among the Borrower, KKR Real Estate Finance Holdings L.P. (“Opco”), the subsidiaries of Opco from time to time party thereto as guarantors, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

The Amended Credit Agreement provides for a secured revolving credit facility with aggregate secured borrowing capacity of up to $535,000,000.  The Amended Credit Agreement has a maturity date of March 16, 2027. Borrowings under the Amended Credit Agreement bear interest at a rate per annum equal to either, at the option of the Borrower, (i) Term SOFR which means with respect to any interest period, the forward-looking term rate based on the secured overnight financing rate for a tenor comparable to the applicable interest period on the day that is two business days prior to the first date of such interest period, as such rate is published by the Term SOFR Administrator plus a margin of 2.00% or (ii) the Alternate Base Rate which means the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) Term SOFR for a one-month Interest Period in effect on such day plus 1.00%, in each case, plus a margin of 1.00%. Amounts borrowed are full recourse to certain wholly-owned subsidiary guarantors.

The Amended Credit Agreement also contains customary affirmative and negative covenants for transactions and facilities of this type, including but not limited to quarterly reporting requirements, compliance with certain financial covenants and limitations on the incurrence of additional secured indebtedness.

MUFG Repurchase Agreement

On March 31, 2022 (the “Amendment Date”), KREF Lending IX LLC (“Seller”), KREF Holdings IX LLC (“Pledgor”), KREF Capital LLC (“Originator”), Opco and MUFG Bank, Ltd., as assignee of all of the rights and obligations of Original Buyer (as defined below) (together with the other “Buyers” party to the Repurchase Agreement (as defined below) from time to time, collectively, the “Buyer”), entered into an Omnibus Amendment and Reaffirmation Agreement (the “Amendment”) to that certain Master Repurchase Agreement and Securities Contract, dated July 27, 2021 (the “Original Repurchase Agreement” and, as amended, the “Repurchase Agreement”), among MUFG Union Bank, N.A., as buyer (the “Original Buyer”) and Seller pursuant to which, among other things, the Original Repurchase Agreement was amended to increase the original $500 million facility amount under the Original Repurchase Agreement to $750 million in the aggregate (the “Facility”).  Each of Seller, Pledgor, Originator and Opco are wholly-owned subsidiaries of the Company.

The Repurchase Agreement is being used to finance the acquisition or origination by Seller from time to time during the term of the Facility of eligible commercial mortgage loan assets as more particularly described in the Repurchase Agreement.   The Facility was partially drawn as of the Amendment Date and, upon the satisfaction of certain conditions, will be subject to future draws on the dates of any future advances and future asset purchases.

Funding is available under the Facility until July 27, 2024 unless the Facility is terminated earlier.  Purchases under the Repurchase Agreement accrue interest at a per annum pricing rate equal to one-month LIBOR or SOFR, plus a specified margin as set forth in the transaction documents, subject to benchmark replacement provisions.

In connection with the Repurchase Agreement, Opco provided a Limited Guaranty (the “Guaranty”), pursuant to which Opco guarantees the obligations of Seller under the Repurchase Agreement up to (i) a maximum liability of 25% of the then currently outstanding Purchase Price (as defined in the transaction documents) of all purchased assets and (ii) in the case of certain “bad boy” defaults, a maximum liability of 100%.

The Repurchase Agreement also contains customary affirmative and negative covenants for transactions and facilities of this type, including but not limited to quarterly reporting requirements, compliance with certain financial covenants and limitations on the incurrence of additional indebtedness.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR REAL ESTATE FINANCE TRUST INC.

By:	/s/ Vincent J. Napolitano
	Name:	Vincent J. Napolitano
	Title:	General Counsel and Secretary

Date: April 6, 2022